Care Investment Trust, Inc.
Second Quarter 2011 Conference Call
August 9, 2011
Operator: Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Care Investment Trust Second Quarter 2011 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star, followed by the two. If you’re using speaker equipment, please lift up the handset before making your selection. This conference is being recorded today, Tuesday, August 9th, 2011.
          I would now like to turn the conference over to Scott Eckstein of Financial Relations. Please go ahead.
Scott Eckstein: Thank you, Operator. I’d like to thank everyone for joining us today. This morning, before the market opened, we distributed a press release announcing the Company’s 2011 second quarter financial results. If you have not received the press release, please visit the Investor Relations section on the Company’s website at www.carereit.com to obtain a copy.
          During today’s conference call, management will provide an overview of the results. We’ll then open the call to your questions.
          Before we begin, please be advised that this call may involve forward-looking statements, as discussed in the press release dated August 9th, 2011. Risks associated with these statements can be found in the Company’s latest SEC filings.
          Additionally, we want to remind participants that the information contained in this call is current only as at the date of this call, August 9th, 2011, and the Company assumes no obligation to update any statements, including forward-looking statements, made during this call. Listeners to any replay should understand that the passage of time by itself will diminish the quality of the statements.
          Also, during today’s conference call, the Company may discuss funds from operations, or FFO, or adjusted funds from operations, or AFFO, both of which are non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure, and income, can be found in the Company’s second quarter 10-Q, which is expected to be filed with the SEC tonight after the close of the market, and on the Company’s website at www.carereit.com, under the Investor Relations tab.
          At this point, I’d like to turn the call over to Torey Riso, Care Investment Trust President and CEO, for his opening remarks. Torey, please go ahead.
Torey Riso: Thank you, Scott. I’d like to welcome those on the call this morning. I am Torey Riso, the Chief Executive Officer of Care Investment Trust. I’m joined here in New York by my fellow Executive Committee members, Michael Barnes, our Chairman, and Geoffrey Kauffman, our Vice-Chairman, as well as Steve Sherwyn, Care’s Chief Financial Officer. We’re pleased to have this opportunity to speak with you about the accomplishments that have been achieved this quarter; to review with you our financial results for the second quarter of 2011; to describe for you Care’s near-term priorities; and, finally, to answer any questions you may have.
          On our last earnings call, I described for you several positive changes that had occurred since Care closed its change-of-control transaction in August 2010. I’m happy to report that during the second quarter of 2011 we continued that trend. As previously announced early in the quarter, we settled the law suit relating to our Cambridge transaction. Our joint venture partner closed the sale of three of the four properties comprising our SMC investment, which generated net proceeds to Care of approximately $6.2 million. The third thing, our Board declared a quarterly dividend in the amount of $0.135 per share for the second quarter. Also notable during the second quarter has been active dialogue with commercial and investment banks relating to debt and equity capital; and, too, a number of owners/operators of senior housing facilities relating to possible acquisitions of their properties.
          At this point, I’d like to ask Steve Sherwyn, our CFO, to walk you through our second quarter results.
Steve Sherwyn: Thank you, Torey. Good morning and thank you for joining us. Let’s start with our second quarter results.
          From a financial reporting perspective, three particular items stand out as we review our results for the second quarter of 2011. First, the Company reported approximately $1,067,000 of GAAP income for the quarter as opposed to a loss of approximately $1,113,000 for the first quarter. Second, this is the first quarter which we’ve reported the results of our Cambridge investment, as restructured, in accordance with the Omnibus Agreement, which we entered into April and discussed on our last earnings call. As we will describe in more detail momentarily, the change in the structure of our Cambridge investment is the primary factor in the Company reporting income this quarter as opposed to last quarter’s loss. Third, our joint venture partner, Senior

Management Concepts, or SMC, completed the sale of three of the four SMC properties this quarter, generating approximately $6.2 million in net proceeds to Care. It should be noted that our investment in SMC had been marked at fair value in August of last year, at the time of the Tiptree transaction, and, accordingly, the properties that were sold were carried on our balance sheet very close to their ultimate sale price.
          Moving to our Cambridge investment, historically, we have included 85% of the Cambridge operating loss for a given quarter in our profit and loss, and treated our cash distribution as a reduction to our carry value of this asset. Starting with the second quarter of 2011, we no longer include the percentage of the Cambridge operating loss in our profit and loss, and we treat our preferred cash distribution as income. In the first quarter of this year, we included a loss from Cambridge slightly in excess of $1 million. In the second quarter, we included our $1.2 million of cash payment in income. Effectively, this accounts for our approximately $2.2 million change in profit and loss between our first and second quarters.
          Turning to our other sources of revenue:
          Bickford: Rental revenue remained constant because of straightlining of lease revenues. It should be noted that starting in July, cash flow from Bickford increased by approximately $87,000 a month as a result of the 3% annual base rent increase and the payment of three years of deferred rent, which will be paid over the next 24 months.
          SMC: As previously mentioned, SMC closed on the sale of three of the four properties which we had an interest in during the first week of May. Going forward, income from SMC will be approximately $26,000 a month. For the second quarter, income from SMC was approximately $185,000.
          Schwartzberg: Our remaining loan generated approximately $200,000 in interest income for the quarter versus approximately $245,000 in the prior quarter. The difference is attributable to amortization of principal and an agreement between the lenders and the borrowers to postpone the current payment of default interest. Going forward, we anticipate approximately $120,000 of interest income per quarter or $40,000 a month from this investment.
          Expenses: The Company continues to monitor its expenses and search for cost-saving opportunities. Particular areas of focus in this regard are professional fees and insurance costs. We continue to utilize outside professionals on a selective basis and are in the process of renewing our D&O insurance at a significant saving.

          FFO and AFFO calculation: Going forward, the revised methodology for accounting for our Cambridge investment will reduce the difference between our GAAP earnings and our FFO and AFFO for the period. There will no longer be a need to adjust GAAP earnings for our pro rata share of Cambridge depreciation. With respect to the second quarter, we had FFO of approximately $2 million or $0.19 a share and AFFO of approximately $1.4 million or $0.14 a share, the major difference between FFO and AFFO being the straightlining of lease revenue on the Bickford portfolio of approximately $600,000 or $0.06 a share.
          Looking to the third quarter, the increase in rental cash flow from Bickford will more than offset the reduction in income resulting from the sale of three of the four SMC properties. To the extent that we close on any acquisitions during the third quarter, such acquisitions will not have a meaningful impact on income for the third quarter.
          Torey?
Torey Riso: Thank you, Steve. As described at the outset of the call, we’re happy to say that Care achieved many of the goals we set out for the quarter and our near-term priorities are as follows: continue to pursue acquisition opportunities; continue to explore opportunities for raising debt and equity capital; and, as mentioned on the last call, increase our shareholder base and relist Care on the National Exchange at the appropriate time. I remain, as does the rest of the team and the Executive Committee, very optimistic about Care’s prospects and look forward to working with the team to accomplish our near-term goals.
          With that, I’ll ask Alicia, the operator, to open the lines for your questions.
Operator: Thank you, sir. As a reminder, ladies and gentlemen, if you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, you can press the star, followed by the two. If you’re using speaker equipment today, please lift the handset before making your selection. Once again, if you’d like to ask a question, please press the star, followed by the one at this time. One moment, please.
          Once again, ladies and gentlemen, if you’d like to ask a question, please press the star, followed by the one at this time.
          I am showing that there are no questions at this time. I will turn it back over to management.

Torey Riso: Thank you, Alicia. Thanks again to all that have joined today’s call and for the interest you’ve shown in Care. We look forward to sharing more positive news with you in the future. Thank you.
Operator: Ladies and gentlemen, this concludes the Care Investment Trust Second Quarter 2011 Conference Call. If you’d like to listen to a replay of today’s conference, please dial 1 800 406-7325 or 303 590-3030 and enter in the access code of 4464071. We would like to thank you for your participation and you may now disconnect.